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                                                               Exhibit 23.5

                  CONSENT OF INDEPENDENT AUDITORS



Board of Directors
P.T.C. Bancorp
Brookville, Indiana

We consent to the inclusion by incorporation by reference in the Registration Statement on Form S-2, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, to be filed by Indiana United Bancorp and IUB Capital Trust, of our report dated January 23, 1997 on the consolidated financial statements of P.T.C. Bancorp as of December 31, 1996 and 1995, and for the years then ended, appearing in the Prospectus, which is part of the Registration Statement. We also consent to the use of our name under the heading "Experts" in the Prospectus.

/s/ Crowe, Chizek and Company LLP
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Crowe, Chizek and Company LLP

Indianapolis, Indiana
December 9, 1997